Exhibit 4

AMERICAN ELECTRIC POWER SYSTEM 2024 LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1 - ESTABLISHMENT, EFFECTIVENESS, PURPOSE AND DURATION
Section 1.01. Establishment.
Section 1.02. Effectiveness.
Section 1.03. Purpose of This Plan.
Section 1.04. Duration of This Plan.
ARTICLE 2 - DEFINITIONS
ARTICLE 3 - ADMINISTRATION
Section 3.01. General.
Section 3.02. Authority of the Committee.
Section 3.03. Delegation.
ARTICLE 4 - SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS
Section 4.01. Number of Shares Available for Awards.
Section 4.02. Share Usage.
Section 4.03. Annual Award Limits.
Section 4.04. Adjustments in Authorized Shares.
Section 4.05. Source of Shares.
ARTICLE 5 - ELIGIBILITY AND PARTICIPATION
Section 5.01. Eligibility.
Section 5.02. Actual Participation.
ARTICLE 6 - STOCK OPTIONS
Section 6.01. Grant of Options.
Section 6.02. Award Agreement.
Section 6.03. Option Price.
Section 6.04. Term of Options. Each
Section 6.05. Exercise of Options.
Section 6.06. Payment.
Section 6.07. Restrictions on Share Transferability.
Section 6.08. Termination of Employment.
Section 6.09. Automatic Option Exercise.
Section 6.10. Stock Retention
ARTICLE 7 - STOCK APPRECIATION RIGHTS
Section 7.01. Grant of SARs.
Section 7.02. SAR Award Agreement.
Section 7.03. Grant Price.
Section 7.04. Term of SAR.

Section 7.05. Exercise of SARs.
Section 7.06. Settlement of SARs.
Section 7.07. Termination of Employment.
Section 7.08. Other Restrictions.
Section 7.09. Automatic SAR Exercise.
Section 7.10. Stock Retention.
ARTICLE 8 - RESTRICTED STOCK AND RESTRICTED STOCK UNITS
Section 8.01. Grant of Restricted Stock or Restricted Stock Units
Section 8.02. Restricted Stock or Restricted Stock Units.
Section 8.03. Other Restrictions.
Section 8.04. Certificate Legend.
Section 8.05. Voting Rights.
Section 8.06. Termination of Employment.
ARTICLE 9 - PERFORMANCE UNITS / PERFORMANCE SHARES
Section 9.01. Grant of Performance Units / Performance Shares.
Section 9.02. Value of Performance Units / Performance Shares.
Section 9.03. Earning of Performance Units / Performance Shares.
Section 9.04. Form and Timing of Payment of Performance Units / Performance Shares.
Section 9.05. Termination of Employment.
ARTICLE 10 - CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS
Section 10.01. Grant of Cash-Based Awards.
Section 10.02. Other Stock-Based Awards.
Section 10.03. Value of Cash-Based and Other Stock-Based Awards
Section 10.04. Payment of Cash-Based Awards and Other Stock-Based Awards.
Section 10.05. Termination of Employment.
ARTICLE 11 - TRANSFERABILITY OF AWARDS
ARTICLE 12 - PERFORMANCE MEASURES
Section 12.01. Awards Under This Article 12.
Section 12.02. Performance Goals.
Section 12.03. Performance Measures.
Section 12.04. Evaluation of Performance.
Section 12.05. Certification of Performance.
Section 12.06. Adjustment of Performance-Based Compensation.
Section 12.07. Committee Discretion.
ARTICLE 13 - DIRECTOR AWARDS
ARTICLE 14 - DIVIDEND EQUIVALENTS
ARTICLE 15 - BENEFICIARY DESIGNATION
ARTICLE 16 - RIGHTS OF PARTICIPANTS
Section 16.01. - Employment.
Section 16.02. - Participation.
Section 16.03. Rights as a Shareholder.

ARTICLE 17 - CHANGE OF CONTROL
Section 17.01. Effect of Change in Control.
Section 17.02. Definition of Change in Control.
ARTICLE 18 - AMENDMENT AND TERMINATION
Section 18.01. Amendment and Termination of the Plan and Awards.
Section 18.02. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.
Section 18.03. Awards Previously Granted.
Section 18.04. Amendment to Conform to Law.
ARTICLE 19 - WITHHOLDING
ARTICLE 20 - SUCCESSORS
ARTICLE 21 - GENERAL PROVISIONS
Section 21.01. Forfeiture Events.
Section 21.02. Legend.
Section 21.03. Gender and Number.
Section 21.04. Severability.
Section 21.05. Requirements of Law.
Section 21.06. Delivery of Title.
Section 21.07. Inability to Obtain Authority.
Section 21.08. Investment Representations.
Section 21.09. Uncertificated Shares.
Section 21.10. Unfunded Plan.
Section 21.11. No Fractional Shares.
Section 21.12. Retirement and Welfare Plans.
Section 21.13. Deferred Compensation.
Section 21.14. Non-exclusivity of this Plan.
Section 21.15. No Constraint on Corporate Action.
Section 21.16. Governing Law.
Section 21.17. Indemnification.
Section 21.18. No Guarantee of Favorable Tax Treatment.

American Electric Power System 2024 Long-Term Incentive Plan

ARTICLE 1 - ESTABLISHMENT, EFFECTIVENESS, PURPOSE AND DURATION

Section 1.01. Establishment. American Electric Power Company, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the American Electric Power System 2024 Long-Term Incentive Plan (hereinafter referred to as this “Plan”), as set forth in this document.

Section 1.02. Effectiveness. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.04. Subject to the approval of the Company’s shareholders of this Plan, no further awards shall be granted under the Prior Plan as of the Effective Date.

Section 1.03. Purpose of This Plan. The purposes of the Plan are to: (a) strengthen the alignment of interests of those Employees and Directors of the Company and its Subsidiaries who share responsibility for the success of the business with those of the Company’s shareholders, (b) facilitate the use of long-term incentive compensation and the provision of market competitive total compensation to Employees, (c) increase Employee ownership of shares of the Company’s common stock to encourage ownership behaviors, and (d) encourage Plan Participant retention. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

Section 1.04. Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 2 - DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, including each Subsidiary and any other corporation or entity designated as an Affiliate for purposes of this Plan by the Committee.

“Aggregate Share Authorization” has the meaning set forth in Section 4.01.
“Annual Award Limit” has the meaning set forth in Section 4.03.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic or other non-paper Award Agreements, and the use of electronic or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by the Board. The Committee shall consist of three or more persons, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

“Company” has the meaning set forth in Section 1.01, and any successor thereto as provided in Article 21.

“Director” means any individual who is a member of the Board of Directors of the Company and who is not an Employee of the Company.
“Director Award” means any Award granted, whether singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations as the Board may establish in accordance with this Plan.

“Effective Date” has the meaning set forth in Section 1.02.

“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on any of their payroll records.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the Nasdaq Exchange (“NASDAQ”) or other established stock exchange (or exchanges) on which the Shares are trading on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be the NASDAQ (or such other exchange) closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which Shares were publicly traded). In the event that Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

“Full Value Award” means an Award other than an Award in the form of a Nonqualified Stock Option, Incentive Stock Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as granted pursuant to Article 6.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Option Term” means the period of time during which an Option is exercisable as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary of its grant date.

“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan.
“Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted pursuant to Article 9 that is denominated in Shares, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Performance Unit” means an Award granted under Article 9 that is denominated in dollars, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the performance of services, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning set forth in Section 1.01, as the same may be amended from time to time.

“Plan Year” means the calendar year.

“Prior Plan” means the American Electric Power System 2015 Long-Term Incentive Plan, last approved by shareholders on April 21, 2015, as amended.

“Prior Plan Award” means an award granted under the Prior Plan that is outstanding as of the Effective Date.

“Restricted Stock” means an Award granted pursuant to Article 8, as set forth therein.

“Restricted Stock Unit” means an Award granted pursuant to Article 8, as set forth therein.

“Share” means a share of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, granted pursuant to Article 7.

“Stock Ownership Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted that is subject to the Stock Ownership Requirement Plan.

“Stock Ownership Requirement Plan” means the American Electric Power System Stock Ownership Requirement Plan that imposes minimum stock ownership requirements on certain executives of the Company or an Affiliate.
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of 50% or more by reason of stock ownership or otherwise.
ARTICLE 3 - ADMINISTRATION

Section 3.01. General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

Section 3.02. Authority of the Committee. The Committee shall have full discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, waiving any restriction or condition on an Award or accelerating the vesting of an award for any reason, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with or qualify for the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

Section 3.03 Delegation. To the extent permitted under applicable law, the Committee may delegate to one or more of its members or to one or more employees of the Company and/or its Subsidiaries, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility that the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more persons who are members of the Committee, members of the Board of Directors of the Company, or an officer of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such person for Awards granted to an Employee who is, on the relevant date, an officer or Director for purposes of Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Shares underlying Awards such person(s) may grant; and (iii) the person(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
ARTICLE 4 - SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

Section 4.01. Number of Shares Available for Awards. (a) Subject to adjustment as provided in Section 4.04, the maximum number of Shares available for grant to Participants under this Plan (the “Aggregate Share Authorization”) shall be 10,000,000 million Shares. No further Awards may be granted under the Prior Plan as of the Effective Date. The number of shares issuable under the Prior Plan may, however, increase due to dividend shares and above target scores for performance shares issued in connection with awards outstanding under the Prior Plan.

    (b) The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be equal to the Aggregate Share Authorization.

(c) The maximum aggregate value of Awards that may be granted to any Director under this Plan during any calendar year shall not exceed $850,000, as determined by the Board based on the value of any Award at the time of grant.

    Section 4.02. Share Usage. (a) Shares covered by an Award shall be counted as used only to the extent they are actually issued. Except as provided in Section 4.02(b), any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission (prior to the issuance of Shares) for Awards not involving Shares, shall be available again for grant under this Plan.

    (b) Any Award Shares tendered, exchanged or withheld to cover Option exercise costs, any Award Shares withheld to cover taxes, and all Shares underlying an Award of Stock Appreciation Rights once such Stock Appreciation Rights are exercised, shall be taken into account as Shares issued under this Plan.

Section 4.03. [RESERVED]

Section 4.04. Adjustments in Authorized Shares. (a) In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares, or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, or in the event of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be granted under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment.
    (b) The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or that relate to, the changes or distributions described in Section 4.04 and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The Committee shall not make any adjustment pursuant to this Section 4.04. that would (i) cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A, or (ii) cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

    (c) Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Section 4.05. Source of Shares. The Shares available for issuance under this Plan may be authorized and unissued Shares, treasury Shares or Shares acquired in the open market.
ARTICLE 5 - ELIGIBILITY AND PARTICIPATION

    Section 5.01. Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

Section 5.02. Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.
ARTICLE 6 - STOCK OPTIONS

Section 6.01. Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (to the extent permitted under Code Sections 422 and 424).

Section 6.02. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

Section 6.03. Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of Shares on the date of grant, subject to adjustment as provided for in Section 4.04.

Section 6.04. Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine and set forth in the Award Agreement at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant.

Section 6.05. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, however, that no Option shall be exercisable within one (1)year from its grant date, provided, that up to five percent (5%) of the maximum number of Shares available for issuance under this Plan, substitution awards and shares delivered in lieu of fully vested cash obligations may be exercisable within a shorter period. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 4.04.

Section 6.06. Payment. (a) Subject to Section 6.09, Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Shares shall become the property of the Participant on the exercise date, subject to any forfeiture conditions specified in the Option.

    (b) A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price at the time of the exercise. The Option Price of any Option shall be payable to the Company in full either (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (iii) by a cashless (broker-assisted) exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) any other method approved or accepted by the Committee in its sole discretion. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

    (c) Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver or cause to be delivered to the Participant a statement of holdings as evidence of book entry uncertificated Shares, or at the sole discretion of the Committee upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Section 6.07. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Section 6.08. Termination of Employment. Each Participant’s Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options granted pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

Section 6.09. Automatic Option Exercise. An Award Agreement may provide that if, on the last day of the term of an Option, the Fair Market Value of one Share exceeds the Option Price plus associated fees, if the Participant has not exercised the Option, and the Option has not otherwise expired, the Option shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver Shares to the Participant in accordance with this Section 6.09, reduced by the number of Shares required for payment of the exercise price and for payment of withholding taxes; any fractional Share shall be settled in cash.

    Section 6.10. Stock Retention. So long as a Stock Ownership Participant has not met all applicable stock ownership requirements under the Stock Ownership Requirement Plan, the Stock Ownership Participant will be required to hold the Shares received upon the exercise of Options (net of any Shares used for payment of the exercise price of the Option and withholding taxes).

ARTICLE 7 - STOCK APPRECIATION RIGHTS

Section 7.01. Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, the terms and conditions pertaining to such SARs.

Section 7.02. SAR Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Grant Price, the maximum duration of the SAR, the number of Shares to which the SAR pertains, the conditions upon which an SAR shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

Section 7.03. Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to 100% of the FMV of the Shares as determined on the date of grant.

Section 7.04. Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and set forth in the Award Agreement at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth anniversary date of its grant.

Section 7.05. Exercise of SARs. SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, however, that no SAR shall be exercisable within one (1) year from its grant, provided, that up to five percent (5%) of the maximum number of Shares available for issuance under this Plan, substitution awards and shares delivered in lieu of fully vested cash obligations may be exercisable within a shorter period. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 4.04.

Section 7.06. Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company on the exercise date in an amount determined by multiplying: (a) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by (b) the number of Shares with respect to which the SAR is exercised.

    At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The

Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Section 7.07. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to this Article 7, and may reflect distinctions based on the reasons for termination.

Section 7.08. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Section 7.09. Automatic SAR Exercise. An Award Agreement may provide that if, on the last day of the term of an SAR, the Fair Market Value of one Share exceeds the Grant Price of the SAR plus associated fees, if the Participant has not exercised the SAR, and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver payment to the Participant in accordance with the terms of settlement set forth in Section 7.06.

    Section 7.10. Stock Retention. So long as a Stock Ownership Participant has not met all applicable stock ownership requirements under the Stock Ownership Requirement Plan, the Stock Ownership Participant will be required to hold the Shares received upon the exercise of any SAR (net of any Shares used for payment of withholding taxes).
ARTICLE 8 - RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 8.01. Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

Section 8.02. Restricted Stock or Restricted Stock Unit Award Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period (s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

Section 8.03. Other Restrictions. (a) The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

    (b) To the extent deemed appropriate by the Committee, the Company may retain any certificates or statements of holdings representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

    (c) Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

Section 8.04. Certificate Legend. In addition to any legends placed on certificates or statements of holdings pursuant to Section 8.03, each certificate or statement of holdings representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend restricting the transfer of such Shares.

Section 8.05. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

Section 8.06. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Article 8, and may reflect distinctions based on the reasons for termination.
ARTICLE 9 - PERFORMANCE UNITS / PERFORMANCE SHARES

Section 9.01. Grant of Performance Units / Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

Section 9.02. Value of Performance Units / Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

Section 9.03. Earning of Performance Units / Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout as provided in Section 9.04 on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

Section 9.04. Form and Timing of Payment of Performance Units / Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Section 9.05. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares awarded pursuant to this Article 9, and may reflect distinctions based on the reasons for termination.
ARTICLE 10 - CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

Section 10.01. Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

Section 10.02. Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 10.03. Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock- Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

Section 10.04. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

Section 10.05. Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee. Such provisions may be included in the Award Agreement but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted pursuant to this Article 10, and may reflect distinctions based on the reasons for termination.

ARTICLE 11 - TRANSFERABILITY OF AWARDS

Except to the extent specifically provided by the terms of an Award Agreement, Awards shall be nontransferable. During the lifetime of a Participant, Awards shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award Agreement following the Participant’s death.
ARTICLE 12 - PERFORMANCE MEASURES

Section 12.01. Performance Goals. (a) The Committee shall establish the performance goal in writing before 25% of the Performance Period has elapsed) and at a time when the outcome of the performance goal is still substantially uncertain. The performance goal shall include a formula or standard describing the method for determining the amount of compensation payable to the Participant if the performance goal is attained.

    (b) Performance Measures may measure the performance of the Company, a Subsidiary, and/or an Affiliate as a whole or any business unit of the Company, a Subsidiary, and/or an Affiliate or any combination thereof, as the Committee may deem appropriate. Performance Measures may be used to measure performance relative to specified performance levels; a group of comparator companies; a published or special index that the Committee, in its sole discretion, deems appropriate; or various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of a performance goal or goals.

Section 12.02. Evaluation of Performance. Any Performance Measure(s) may be made subject to pre-specified adjustments to remove the effects of restructurings, dispositions, changes in tax or accounting rules, or similar non-recurring or extraordinary events.

Section 12.03. Certification of Performance. No vesting or payment of a performance based award shall occur until the Committee has approved the score for all applicable performance goals and measures and any other material terms of the Award have been satisfied.

Section 12.04. Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards down, either on a formula or discretionary basis or any combination, as the Committee determines.

ARTICLE 13 - DIRECTOR AWARDS

Subject to Section 4.01(d), the Board shall determine all Awards to Directors. The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement.
ARTICLE 14 - DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Full Value Award, to be credited as of the dividend payment dates, during the period between the date on which the Full Value Award is granted and the date on which the Award vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that such dividend equivalents shall be subject to any performance conditions that apply to the underlying Award. Participants shall not accrue, be granted or be paid any dividends or dividend equivalents with respect to Shares that are subject to any Award.
ARTICLE 15 - BENEFICIARY DESIGNATION

In the absence of any applicable beneficiary designation, unless otherwise specified in an award agreement, awards and rights that vested on or before or by reason of a participant’s death and remain unpaid or unexercised at the Participant’s death shall be transferred to the participant’s brokerage account with the Company’s stock plan administrator for disposition in accordance with the terms of that brokerage account. If the participant does not have a brokerage account with the Company’s stock plan administrator, then such awards and rights shall be paid to or exercised by the Participant’s executor, administrator, or legal representative on behalf of the Participant’s estate.
ARTICLE 16 - RIGHTS OF PARTICIPANTS

Section 16.01. Employment. (a) Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

    (b) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries.

Section 16.02. Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Section 16.03. Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award unless and until the Participant becomes the record holder of any Shares associated with such Award.
ARTICLE 17 - CHANGE OF CONTROL

17.01. Effect of Change in Control. The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (a) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (b) the waiver or modification of performance or other conditions related to the payment or other rights under an Award; (c) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (d) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

17.02. Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than any company owned, directly or indirectly, by the shareholders of AEP in substantially the same proportions as their ownership of shares Common Stock or a trustee or other fiduciary holding securities under an employee benefit plan of AEP, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33-1/3 percent of the then outstanding voting stock of AEP;

      (b) AEP consummates a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of AEP outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66-2/3% percent of the total voting power represented by the voting securities of AEP or such surviving entity outstanding immediately after such merger or consolidation; or

    (c) the shareholders of AEP approve a plan of complete liquidation of AEP, or an agreement for the sale or disposition by AEP (in one transaction or a series of transactions) of all or substantially all of AEP’s assets.

ARTICLE 18 - AMENDMENT AND TERMINATION

18.01 Amendment and Termination of the Plan and Awards. (a) Subject to subparagraphs (b) and (c) of this Section 18.01 and Section 18.03 of the Plan, the Board or the Committee may at any time amend or terminate the Plan or amend or terminate any outstanding Award.

     (b) Except as provided for in Section 4.04, the terms of an outstanding Award may not be amended, without prior shareholder approval, to: (i) reduce the Option Price of an outstanding Option or to reduce the Grant Price of an outstanding SAR, or (ii) cancel an outstanding Option or SAR in exchange for other Options or SARs with an Option Price or Grant Price, as applicable, that is less than the Option Price of the cancelled Option or the Grant Price of the cancelled SAR, as applicable, or (iii) cancel an outstanding Option with an Option Price that is less than the Fair Market Value of a Share on the date of cancellation or cancel an outstanding SAR with a Grant Price that is less than the Fair Market Value of a Share on the date of cancellation in exchange for cash or another Award.

    (c) Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

18.02 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 12.05, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.04) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 18.02 without further consideration or action.

18.03 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 18.02, 18.04 and 21.15, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.04 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board or Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.04 to the Plan and any Award without further consideration or action.
ARTICLE 19 - WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Participants may elect to satisfy the withholding requirements, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.
ARTICLE 20 - SUCCESSORS

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21 - GENERAL PROVISIONS

Section 21.01. Forfeiture Events. (a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause (as defined in the Award Agreement), termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

    (b) All Awards shall be subject to the Company’s compensation recoupment policy as such policy may be in effect from time to time.

Section 21.02. Legend. The certificates or statements of holdings for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

Section 21.03. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 21.04. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 21.05. Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 21.06. Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

Section 21.07. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

Section 21.08. Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Section 21.09. Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer or issuance of Shares, the transfer or issuance of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange upon which the Shares are listed.

Section 21.10. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts.

Section 21.11. Fractional Shares. The Committee may choose to grant, issue and/or deliver fractional Shares pursuant to this Plan or any Award but is not required to do so. If the Committee does not authorize the issuance or delivery of fractional shares, then the Committee may provide this value as additional tax withholding, cash, Awards, or other property granted or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

    Section 21.12. Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 21.13. Deferred Compensation. With respect to Awards subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A, and the Plan is intended to be operated accordingly. The Committee may make changes in the terms or operation of the Plan and/or Awards (including changes that may have retroactive effect) deemed necessary or desirable to comply with Code Section 409A. The Company, however, makes no representation or covenants that the Plan or Awards will comply with Section 409A.

Section 21.14. Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

Section 21.15. No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 21.16. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Section 21.17. Indemnification. (a) Subject to requirements and limitations of applicable law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company, a Subsidiary, or an Affiliate to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

    (b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 21.18. No Guarantee of Favorable Tax Treatment. Notwithstanding any provision of the Plan to the contrary or any action taken by the Company, Subsidiaries, or the Board with respect to any income tax, social insurance, payroll tax, or other tax, the acceptance of an Award under the Plan represents the Participant’s acknowledgement that the ultimate liability for any tax owed by the Participant is and remains the Participant’s responsibility, and that the Company makes no representations or warranties about the tax treatment of any Award, and does not commit to structure any aspect of the Award to reduce or eliminate a Participant’s tax liability, including without limitation, Code Section 409A.